L3 TECHNOLOGIES, INC.

GLOBAL AMENDMENT TO
PERFORMANCE CASH AWARD AGREEMENTS

THIS GLOBAL AMENDMENT (this “Amendment”), dated as of July 25, 2018 (the “Effective Time”), amends each outstanding Performance Cash Award Agreement granted on or after February 16, 2016 (each, an “Award Agreement”) pursuant to the L3 Technologies, Inc. Amended and Restated 2012 Cash Incentive Plan (the “Plan”), and is entered into by L3 Technologies, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein without definition have the meanings assigned to such terms under the applicable Award Agreement.

WHEREAS, Participants covered by the Award Agreements are eligible to earn a specified cash award subject to the terms of the applicable Award Agreements;

WHEREAS, the Award Agreements currently provide that in the event of a Change in Control while the underlying awards remain outstanding, (i) the Performance Period will be deemed to terminate as of the Change in Control date, (ii) the “Applicable Award Multiplier” for purposes of the awards shall be deemed to equal 100% (subject to potential upward adjustment, if so determined by the Committee in accordance with the Award Agreement), (iii) the Participant shall receive payment, within 30 days following the Change in Control date, of a pro-rata portion of the earned cash award based on the number of completed months out of the entire (i.e., non-truncated) Performance Period (the “Original Performance Period”) as of the Change in Control date (such portion, the “Accelerated Portion”); and (iv) the remaining portion of the cash award covered by the Award Agreement as of the Change in Control date other than the Accelerated Portion (the “Remaining Portion”) will be forfeited as of the Change in Control date; and

WHEREAS, the Committee wishes to amend the Award Agreements to provide each Participant with an opportunity to earn the Remaining Portion following a Change in Control, subject to the Participant’s continued employment through the last day of the Original Performance Period (the “Original Vesting Date”), with accelerated vesting following such Change in Control of (i) 100% of the Remaining Portion, in the event of the Participant’s termination without Cause or termination for “Good Reason” (as defined in the Company’s Amended and Restated Change in Control Severance Plan) prior to the Original Vesting Date, or (ii) a pro-rata portion of such Remaining Portion, in the event the Participant suffers a Disability, or terminates employment due to death or Retirement, prior to the Original Vesting Date;

NOW, THEREFORE, the Company has caused each Award Agreement to be amended as follows as of the Effective Time:

1.Following a Change in Control, the Remaining Portion covered by each Award Agreement will continue to vest, subject to the Participant’s continued employment through the Original Vesting Date, except as otherwise set forth in Sections 2 and 3 of this Amendment. If the Remaining Portion vests pursuant to the preceding sentence, it will be paid to the Participant in accordance with the Award Agreement between January 1 and March 15 of the calendar year following the Original Vesting Date.

2.In the event of the Participant’s termination of employment by the Company without Cause or termination for Good Reason, in each case, following a Change in Control and prior to the Original Vesting Date, 100% of the Remaining Portion shall immediately vest and shall be paid to the Participant within 30 days following such termination of employment.

3.In the event the Participant suffers a Disability, or terminates employment due to death or Retirement, in each case, following a Change in Control and prior to the Original Vesting Date, a pro-rata portion of the Remaining Portion shall immediately vest and shall be paid to the Participant within 30 days following such termination of employment, and the remainder of the Remaining Portion shall be forfeited. The pro-rata portion that vests pursuant to the preceding sentence shall be determined based on a fraction, the numerator of which is the number of complete months during which the Participant remained employed by the Company after the Change in Control date, and the denominator of which is the total number of complete months from the Change in Control date until the Original Vesting Date. For purposes of this Section 3, a “complete month” shall refer to each full calendar month occurring between the Change in Control date and the Original Vesting Date and shall also include any partial calendar month during which the Change in Control occurs.

4.In the event of the Participant’s termination of employment with the Company following a Change in Control for any reason other than as described in Sections 2 or 3 of this Amendment, any previously unvested portion of the Remaining Portion shall be forfeited.

5.The provisions in this Amendment shall not limit the Committee’s ability to determine to pay out any Remaining Portion on an accelerated basis in connection with a Change in Control, in a manner that complies with Section 5(k) of the Plan.

6.All provisions of the Award Agreements that are not expressly amended by this Amendment shall remain in full force and effect.

7.To the extent not preempted by the laws of the United States, the laws of the State of New York shall be the controlling law in all matters related to this Amendment without giving effect to the principles of conflicts of laws, and any dispute arising out of, relating to or in connection with the Amendment shall be subject to the same dispute resolution procedures as provided for in the applicable Award Agreement with respect to any dispute thereunder or, if no such procedures are provided for in any Award Agreement, as provided for in the Plan.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has duly executed this Amendment as of the date first set forth above.

By: L3 TECHNOLOGIES, INC.
/s/ Christopher E. Kubasik ———————————————————— Christopher E. Kubasik Chairman, Chief Executive Officer and President

/s/ Melanie M. Heitkamp ———————————————————— Melanie M. Heitkamp Senior Vice President and Chief Human Resources Officer